Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "M ACQUISITION COMPANY IV CORPORATION", FILED IN THIS OFFICE ON THE FOURTH DAY OF DECEMBER, A.D. 2017, AT 12:50 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

6645392 8100
SR# 20177363013

Authentication: 203677156
Date: 12-04-17

CERTIFICATE OF INCORPORATION

OF

M Acquisition Company IV Corporation
(a Delaware corporation)

FIRST: The name of the Corporation is M Acquisition Company IV Corporation.

SECOND: The address of the Corporation's registered office is Corporation Service Company, 251 Little Falls Drive, New Castle County, Wilmington, Delaware 19808, and the name of its registered agent thereat is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock of the par value of one cent ($0.01) per share.

FIFTH: The name and mailing address of the incorporator is Diana Delgado, 125 West 55th Street, Level 23, New York, NY 10019.

SIXTH: The Board of Directors is expressly authorized to make, alter, amend and repeal the By-Laws of the Corporation.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither any amendment or repeal of the foregoing provisions of this Article SEVENTH nor adoption of any provision of this Certificate of Incorporation or of the By-Laws of the Corporation which is inconsistent with the foregoing provisions of this Article SEVENTH shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption.

EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, have executed this Certificate of Incorporation this 4th day of December, 2017.

/s/ Diana Delgado
Diana Delgado
Sole Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:50 PM 12/04/2017
FILED 12:50 PM 12/04/2017
SR 20177363013 - File Number 6645392